Exhibit 99.1

1900 Grant Street Suite 720 Denver, CO 80203 (303) 951-7920

FOR IMMEDIATE RELEASE

Contact: MDC GROUP Investors: David Castaneda or Arsen Mugurdumov 414.351.9758 Media: Susan Roush 747.222.7012

Lilis Energy Appoints General Merrill A. McPeak To Its Board of Directors

Denver, February 4, 2015 – Lilis Energy (NASDAQ: LLEX), a domestic oil and gas exploration and production company focused in the Denver-Julesburg Basin (DJ Basin), announces the appointment of General Merrill A. McPeak to its Board of Directors.

General McPeak served as the fourteenth chief of staff of the U.S. Air Force and flew 269 combat missions in Vietnam during his distinguished 37-year military career. Following retirement from active service in 1994, General McPeak launched a second career in business. He was a founding investor and chairman of Ethicspoint, an ethics and compliance software and services company, which was subsequently restyled as industry leader Navex Global, and acquired in 2011 by a private equity firm. General McPeak also served as chairman of Coast Plating, a metal finishing company for aerospace and other industries, which was also acquired in a private equity buyout. He remains a director of the company, now called Valence Surface Technologies, the largest privately held firm of its kind in the country.

“General McPeak’s integrity and results-driven focus aligns well with the Board we’ve assembled to help steer the company and fully realize the opportunity before us,” said Avi Mirman, Director and CEO of Lilis Energy. “I look forward to his contributions in the coming weeks and months as we set out to increase our production and drive reserve growth.”

"I’m delighted to be joining Lilis Energy’s Board of Directors. Lilis has its eye on the medium- to long-term picture and has positioned itself very well to take advantage of current relative softness in oil and gas prices. We have what may be a rare opportunity to create value for our shareholders, and I want to be part of that process,” said General McPeak.

General McPeak currently serves as a director of DGT Holdings, GenCorp, Lion Biotechnologies and Research Solutions, Inc., as well as Valence Surface Technologies. Formerly, he was a director of Tektronix, TWA and ECC International, a defense subcontractor, where he served for many years as chairman of the board. General McPeak has a B.A. degree in Economics from San Diego State College and an M.S. in International Relations from George Washington University. He is a graduate of the National War College and of the Executive Development Program of the University of Michigan Graduate School of Business. He spent an academic year as Military Fellow at the Council on Foreign Relations.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a Denver-based independent oil and gas exploration and production company that operates in the Denver-Julesburg (DJ) Basin, where it holds approximately 93,000 gross, 84,000 net acres. Lilis Energy's near-term E&P focus is to grow reserves and production in its Wattenberg Field acreage targeting the Niobrara benches and Codell Sandstone. For more information, please contact MDC Group (414) 351-9758 or visit www.lilisenergy.com.

Forward-Looking Statements

This press release may include or incorporate by reference "forward-looking statements" as defined by the SEC, including but not limited to statements regarding Lilis Energy's expectations, beliefs, intentions or strategies regarding the future. These statements are qualified by important factors that could cause Lilis Energy's actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to Lilis Energy's ability to finance its continued exploration, drilling operations and working capital needs, and the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in Lilis Energy's reports and registration statements filed with the SEC.